EXHIBIT 4B

                           MOBILE AMERICA CORPORATION

                        INCENTIVE STOCK OPTION AGREEMENT

             THIS AGREEMENT, dated as of this ___ day of _______, 199__ between Mobile America Corporation, a __________________ corporation (the "Company"), and __________________________ (Key Employee").

                                    RECITALS

             WHEREAS, the Company has adopted the Mobile America Corporation Incentive Plan (the "Plan") which provides for the grant of stock options to certain key executive employees of the Company;

             WHEREAS, Key Employee is employed by the Company in a key executive capacity and in such capacity contributes materially to the continued growth and development and the future financial success of the Company; and

             WHEREAS, the Company wishes to grant an incentive stock option to purchase shares of common stock of the Company to Key Employee on the terms and conditions specified herein to provide a means for him to participate in the future growth of the Company and to increase his incentive and personal interest in the continued success and growth of the Company. Any capitalized terms used herein but not defined herein shall have the respective meanings given in the Plan.

             NOW, THEREFORE, the parties agree as follows:

             I.   Stock Options.

                  (1) Grant. Subject to the terms and conditions of this Agreement and the Plan, the Company grants to Key Employee incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to purchase _________ shares of common stock, $0.025 par value per share, of the Company.

                  (2) Option Price. The option price per share shall be $_____________, which is an amount not less than 100% of the fair market value on the date of this Agreement (the "Grant Date").

                  (3) Term. The term of the options shall be ten (10) years from the Grant Date, after which period the option shall expire and not be exercisable.

                  (4) Vesting. Stock options shall vest as follows: (a) 20% on the first anniversary of the Grant Date; (b) an additional 20% on the second anniversary of the Grant Date; (c) an additional 20% on the third anniversary of the Grant Date; (d) an additional 20% on the fourth anniversary of the Grant Date; and (e) an additional 20% on the fifth anniversary of the Grant Date.

             If Key Employee's employment with the Corporation or any subsidiary of the Corporation is terminated for any reason (i.e. Key Employee is no longer an employee of the Corporation or any subsidiary of the Corporation), all options held by Key Employee which are not vested shall thereupon be automatically canceled.

             II.  Exercise.

                  Key Employee may, subject to the limitations of this Agreement and the Plan, exercise all or any portion of the option by providing written notice of exercise to the Chairman of the Board specifying the number of Shares with respect to which the options are being exercised accompanied by payment of the option price for such Shares. The option price shall be paid in cash and/or Shares owned by Key Employee, valued at their Fair Market Value on the date of exercise.

             III. Termination of Employment.

                  (1) If the employment of Key Employee terminates by reason of death or disability, Key Employee (or his personal representative) may exercise the option or any portion thereof which has vested pursuant to
   Section 1 hereof for a period of one year after the date of such termination of employment and not thereafter; provided, however, that no option or portion thereof shall be exercisable after it has expired pursuant to Section 1 hereof. For purposes of this Agreement, the term "disability" shall mean a total and permanent disability as determined by the Compensation Committee in its sole discretion.

                  (2) If the employment of the Key Employee terminates for any reason other than death, disability or Cause, Key Employee (or his personal representative) may exercise the option or any portion thereof which has vested pursuant to Section 1 hereof for a period of 30 days after the date of such termination of employment and not thereafter; provided, however, that no option or portion thereof shall be exercisable after it has expired pursuant to Section 1 hereof.

                  (3) If the employment of the Key Employee terminates for Cause, all options (whether vested or non-vested) shall immediately be forfeited and become null and void. For purposes hereof, "Cause" shall mean that the Compensation Committee shall have determined that any of the following events has occurred: a. an act of fraud, embezzlement, misappropriation of business or theft committed by the Key Employee in the course of his employment or any intentional or negligent misconduct of the Key Employee which injures the business or reputation of the Company; b. intentional or negligent damage committed by the Key Employee to the property of the Company; c. the Key Employee's willful failure or refusal to perform the customary duties and responsibilities of his position with the Company; d. the Key Employee's breach of fiduciary duty, or the making of a false representation, to the Company; e. the Key Employee's breach of any covenant, condition or obligation required to be performed by him pursuant to the Plan, this Agreement or any other agreement between him and the Company or the Key Employee's intentional or negligent violation of any written policy of the Company; f. the Key Employee's willful failure or refusal to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company; or g. commission by the Key Employee of a felony or a crime involving moral turpitude. Cause shall be deemed to exist as of the date any of the above events occur even if the Compensation Committee's determination is later and whether or not such determination is made before or after termination of employment.

             IV. Withholding. The Company shall deduct and withhold from any cash payable to Key Employee such amount as may be required for the purpose of satisfying the Company's obligation to withhold federal, state or local taxes. Key Employee shall notify the Company prior to any disposition of Shares acquired pursuant to this option if such disposition occurs before the expiration of the requisite holding period requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision or code thereto.

             V. Nonalienation. Key Employee shall have no rights to sell, assign, transfer, pledge, assign or otherwise alienate, except by will or by the laws of descent and distribution, the option under this Agreement, and any such attempted sale, assignment, transfer, pledge or other conveyance shall be null and void. The option shall be exercisable during the Key Employee's lifetime only by the Key Employee (or his legal representative).

             VI. Capital Adjustments Affecting Shares. In the event of a capital adjustment resulting from a stock dividend (other than a stock dividend in lieu of an ordinary cash dividend), stock split, reorganization, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or the like, the number of shares covered by the option and the option price shall be adjusted in a manner consistent with such capital adjustment; provided, however, that no such adjustment shall require the Company to grant any fractional shares and the adjustment shall be limited accordingly. The determination of the Committee as to any adjustment shall be final.

             VII. Limited Interest.

                  (1) The grant of the option shall not be construed as giving Key Employee any interest other than as provided in this Agreement.

                  (2) Key Employee shall have no voting rights nor any other interests as a shareholder as a result of the grant of the option, until the option is exercised, the option price is paid, and the shares issued thereunder.

                  (3) The grant of the option shall not confer on Key Employee any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate the employment of the Key Employee at any time.

                  (4) The grant of the option shall not affect in any way the right or power of the Company or its or their shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its or their business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred or prior preference stock ahead of or affecting the Shares or the rights of the holders thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

             VIII. Interpretation by the Board. As a condition of the granting of the option, Key Employee agrees, for himself and his personal representatives, that this Agreement shall be interpreted by the Board and that any interpretation by Board of the terms of this Agreement shall be final.

             IX. Incorporation by Reference. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the Plan shall govern.

             X. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

             11. Amendment. This Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the parties thereto.

                                 MOBILE AMERICA CORPORATION



                                 By:
                                      ("Company")






                                      ("Key Employee")